Exhibit 99.1

News Release

Contacts:	Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

Ralph S. Michael III Named to AK Steel’s Board of Directors

MIDDLETOWN, OH, July 20, 2007 — AK Steel (NYSE: AKS) said today that Ralph S. (Mike) Michael III, has been elected to its board of directors, effective today. Mr. Michael is the president and chief operating officer of the Ohio Casualty Insurance Company, (NASDAQ: OCAS) Fairfield, Ohio.

“Mike Michael’s strong business, banking and metals background will be an asset to AK Steel’s board and its stockholders,” said James L. Wainscott, chairman, president and CEO of AK Steel. “We welcome his expertise and wisdom to AK Steel.”

Prior to becoming president and COO of the Ohio Casualty Insurance Company, Mr. Michael was executive vice president and manager of Private Asset Management for U.S. Bank, N.A. He also held numerous executive and management positions with PNC Financial Services Group, Pittsburgh, PA, before joining U.S. Bank.

Mr. Michael holds a Bachelor of Science degree in economics from Stanford University, and a Master of Business Administration degree from the University of California at Los Angeles (UCLA) Graduate School of Management. He currently serves as a board member of Key Energy Services Inc., The Cincinnati Bengals, Inc., Xavier (OH) University, Friedman Billings Ramsey Group, Inc. and Cincinnati Center City Development Corporation.

AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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